U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 1997

                        DIGITAL DESCRIPTOR SYSTEMS. INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                      0-26604                23-2770048
(State or Other Jurisdiction of         (Commission           (I.R.S. Employer
 Incorporation or Organization)         File Number)         Identification No.)

              2010-F Cabot Boulevard, Langhorne. Pennsylvania 19047
                    (Address of Principal Executive Offices)

                                 (215) 752-0963
              (Registrant's Telephone Number, Including Area Code)

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Item 5. Other Events

     The Company has been notified by the NASDAQ Stock Market, Inc. that the Company does not meet the maintenance standards to continue to be listed on the Nasdaq SmallCap Market. The Company's securities were delisted from the Nasdaq SmallCap Market effective the close of business on Monday, July 7, 1997. Trading in the Company's securities will take place in the over-the-counter market through the OTC Bulletin Board. Some state laws which permit secondary trading in stocks listed on the Nasdaq SmallCap Market may not have comparable provision for OTC Bulletin Board stocks. The delisting of the Company's securities could have a material adverse effect on the ability of holders of the Company's Common Stock, Redeemable Class A Warrants and Redeemable Class B Warrants to trade such securities, and consequently on the prices of those securities.

     The delisting will also subject the Company's securities to the penny stock rules promulgated under the Securities Exchange Act of 1934. These rules, which were adopted by the Securities and Exchange Commission, regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rule, to deliver a standardized risk disclosure document prepared by the commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Application of these disclosure requirements may have the effect of reducing the level of trading activity in the market for the Company's securities.


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                                 SIGNATURE PAGE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           DIGITAL DESCRIPTOR SYSTEMS, INC.

 Date: July 8, 1997                        By: /s/ Garrett U. Cohn
                                               --------------------------------
                                               Garrett U. Cohn, President and
                                               Chief Executive Officer